Consent of Independent Registered Public Accounting Firm
            ---------------------------------------------------------


The Board of Trustees and Shareholders of
AllianceBernstein Corporate Income Shares:

We consent to use of our report, dated June 24, 2010, with respect to the statement of assets and liabilities, including the portfolio of investments, of AllianceBernstein Corporate Income Shares as of April 30, 2010, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended and for the period from December 11, 2006 (commencement of operations) to April 30, 2007, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "GENERAL INFORMATION - Independent Registered Public Account Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG LLP

New York, New York
August 25, 2010